UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2012
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On December 28, 2012, EMCORE Corporation (the “Company”) and Wells Fargo Bank National Association (“Wells Fargo”) entered into a Third Amendment (the “Amendment”) to that Credit and Security Agreement, dated November 11, 2010, between Wells Fargo and the Company, as amended by the First Amendment, dated December 21, 2011 and the Second Amendment, dated June 14, 2012 (the “Loan Agreement” and, as amended by the Amendment, the “Amended Loan Agreement”). The Amendment amends the Loan Agreement by, among other things, extending the maturity date of the Amended Loan Agreement to November 11, 2015.

The Third Amendment also amends the Loan Agreement by adjusting the borrowing availability provided by machinery and equipment, which amount is currently set at approximately $7.6 million and which will be reduced monthly by approximately $101,000 through March 31, 2013, at which time the borrowing availability will be reduced to $5.0 million and thereafter will be further reduced monthly by approximately $91,000. The reduction to $5.0 million can occur earlier than March 31, 2013 based upon the occurrence of certain events.

The Third Amendment also maintains the Company's liquidity requirement at $3.5 million through June 30, 2013, which was scheduled to increase to $7.5 million on December 31, 2012, below which certain financial covenants are triggered which relate to minimum tangible net worth, minimum EBITDA amounts and limitations on capital expenditures. The amounts of these financial covenants have been amended from those previously introduced in the First Amendment. At June 30, 2013 the liquidity requirement will be increased by $1.0 million, and will be further increased, quarterly, until such amount reaches $7.5 million at June 30, 2014.

Except as expressly amended by the Amendment, the Loan Agreement remains in full force and effect. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is attached hereto as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Amendment No. 3 to that Credit and Security Agreement, dated December 28, 2012, between Wells Fargo and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: January 4, 2013	By: /s/ Mark Weinswig Name: Mark Weinswig Title: Chief Financial Officer